Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is among IGNITE RESTAURANT GROUP, INC., a Delaware corporation (the “Company”), JCS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”, and together with the Company and their respective direct and indirect subsidiaries, the “Company Group”) and RAYMOND BLANCHETTE, a resident of the State of Texas (“Executive”).

Executive has been employed with the Company Group. Executive’s employment with the Company Group terminated on the Separation Date (as defined below). The parties now desire to specify the terms and conditions of Executive’s separation from employment.

In consideration of the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

1.     Acknowledgment of Separation. Executive acknowledges that his employment with the Company Group ended effective as of the close of business on November 17, 2015 (the “Separation Date”). Executive hereby resigns, effective as of the Separation Date, from his position as a member of the Board of Directors of the Company, and from any and all other positions he holds as an employee, officer or director of any member of the Company Group. Executive agrees to execute such further documents and do such further things as may be necessary to give full effect to such resignation. Since the Separation Date, Executive has not and shall not in the future represent himself as being an employee, officer, director, agent or representative of any member of the Company Group for any purpose.

2.     Separation Benefits. Subject to Executive’s compliance with the terms and conditions of this Agreement, the Company will provide Executive with the following payments and benefits (the “Separation Benefits”):

(a)     Separation Pay. The Company shall pay to Executive the sum of $675,000, less applicable withholdings and deductions (representing twelve (12) months of Executive’s base salary as in effect on the Separation Date) (the “Separation Pay”). Except as expressly set forth in this Agreement, the Separation Pay encompasses and is in lieu of any and all other payments and benefits that may be owed to Executive by the Company Group (including wages, bonuses, commissions, incentive compensation and severance pay). Subject to Section 12(b) below, the Separation Pay will be paid in substantially equal installments in accordance with the Company’s customary payroll practices, commencing on the thirtieth (30th) day after the Separation Date (but with the first payment being a lump sum payment covering all payment periods from the Separation Date through the date of such first payment), provided this Agreement has become final and irrevocable by such time.

(b)     COBRA Premiums. If (i) Executive timely and properly elects to continue his group health coverage pursuant to COBRA (as defined below), and (ii) Executive timely pays the applicable monthly COBRA premium, then the Company shall reimburse Executive for a portion of the COBRA premiums Executive paid during the Coverage Period (as defined below) such that Executive shall pay the same premium cost for COBRA coverage as a similarly situated active employee of the Company would pay for identical non-COBRA coverage under the applicable group medical or dental plan(s) of the Company. Upon the expiration of the Coverage Period, Executive and his qualified beneficiaries may continue his COBRA coverage under the Company’s group medical and dental plans for the remainder of the statutory period of COBRA coverage at their sole expense without any reimbursement from the Company. For purposes of this Section 2(b), “COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended. The “Coverage Period” means the period beginning on the day following Executive’s last day of coverage as an active employee of the Company under the Company’s group health plans and ending twelve (12) months thereafter.

(c)     Accrued Vacation. Executive acknowledges that he has accrued 9.5 days of unused vacation time through the Separation Date. The Company will pay to Executive the sum of $24,663.46, less applicable withholdings and deductions, representing the cash equivalent of Executive’s accrued, unused vacation time through the Separation Date. Such amount will be paid to Executive in a lump sum on the thirtieth (30th) day after the Separation Date, provided this Agreement has become final and irrevocable by such time.

3.     General Release by Executive.

(a)     General Release. In consideration of the payments and benefits provided under this Agreement, which are in addition to anything of value to which Executive is otherwise entitled, Executive, on behalf of himself and anyone claiming through him, hereby fully and completely releases each member of the Company Group (including, without limitation, the Company and Holdings), their respective affiliates and related companies, and each of their respective current and former employees, officers, directors, shareholders, members, managers, agents, employee benefit plans and fiduciaries, insurers, trustees, attorneys, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which Executive has had, now has, or may have against the Released Parties (or any of them) from the beginning of time through the date Executive signs this Agreement, with the exception of any claims that cannot legally be waived by private agreement (the claims released under this Agreement are collectively referred to as the “Released Claims”). Subject to the limitations in the immediately preceding sentence, the Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Executive Order 11246, the Employee Retirement Income Security Act (with respect to unvested benefits), COBRA, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, 31 U.S.C. § 3730(h), the anti-retaliation provisions of Section 21F of the Securities Exchange Act of 1934, and the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act and the Texas Commission on Human Rights Act), all as amended; all claims for breach of any express or implied contract; all claims for breach of any covenant of good faith and fair dealing; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation, fringe benefits and severance allowances or entitlements; all tort claims (including claims for fraud, slander, libel, defamation, disparagement, and negligent or intentional infliction of emotional distress); all claims for compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements.

(b)     Release of ADEA Claims. The Released Claims include any claims Executive may have against any of the Released Parties under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Executive has twenty-one (21) days from the date this Agreement was initially delivered to him to decide whether to sign it (the “Consideration Period”). If Executive chooses to sign this Agreement before the expiration of the Consideration Period, which is solely his choice, Executive represents that his decision is knowing and voluntary. Executive agrees that any revisions made to this Agreement after it was initially delivered to him, whether material or immaterial, do not restart the Consideration Period. Executive may revoke this Agreement within seven (7) days after he has signed it. This Agreement will not become effective or enforceable until the eighth (8th) day after Executive has signed this Agreement without having revoked it (the “Effective Date”). In the event Executive chooses to revoke this Agreement, Executive must notify the Company Group in writing addressed to the Company Group’s designated agent for this purpose:

Ignite Restaurant Group, Inc.

Attention: General Counsel

9900 Westpark Drive

Suite 300

Houston, Texas 77063

Any such revocation must be delivered to the Company Group at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. Central Time on the day prior to the Effective Date. If Executive revokes this Agreement, he will not be entitled to any of the Separation Benefits. The Company Group advises Executive to consult with an attorney prior to signing this Agreement.

4.     Covenant Not to Sue. Except for an action brought to enforce this Agreement or to challenge the validity of Executive’s release of claims under the ADEA, to the fullest extent permitted by law, Executive agrees to refrain from initiating or participating in any proceeding of any kind against any of the Released Parties relating to the Released Claims. If any such proceeding has been initiated by Executive or on his behalf, Executive shall use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Nothing in this Agreement prohibits Executive from filing a charge with, or participating in an investigation or proceeding by, the Equal Employment Opportunity Commission or any other governmental agency. However, Executive hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) for or on account of any of the Released Claims through any charge, complaint, lawsuit or other proceeding, whether commenced or maintained by Executive or by any other person or entity.

5.     Representations. Executive represents and warrants that (a) Executive has been properly paid for all hours worked and has received all compensation, benefits and reimbursements due from the Company Group through the Separation Date; (b) Executive has returned all Company Group property in his possession or control and has permanently deleted any trade secrets or confidential information stored on any networks, computers or information storage devices that are not owned by the Company Group but within Executive’s possession or control; (c) Executive has provided the Company Group with all passwords, security codes, and account access information in Executive’s knowledge, possession or control relating to any financial accounts, records, computers, mobile devices and online services used by Executive in connection with his employment; (d) Executive has suffered no work-related injury or occupational disease while employed with the Company Group; (e) Executive is not aware of any activity by any member of the Company Group or any other Released Party that Executive believes to be unlawful or potentially unlawful; (f) Executive has filed no claim, charge, suit or other action or proceeding against any member of the Company Group or any other Released Party; and (g) Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement.

6.     General Release by the Company and Holdings. As part of the consideration for this Agreement, each of the Company and Holdings hereby fully and completely releases Executive of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, which the Company or Holdings has had, now has, or may have against Executive from the beginning of time through the date this Agreement is executed by a duly authorized representative of each of the Company and Holdings, with the exception of (a) any claims that are not actually known to the Board of Directors of the Company and the Management Committee of Holdings as of the date this Agreement is executed by a duly authorized representative of each of the Company and Holdings, (b) any claims based on Executive’s breach of fiduciary duty, fraud or intentional misconduct, (c) any claims that cannot be legally waived by private agreement, or (d) any claims for breach of this Agreement.

7.     Post-Termination Obligations.

(a)     Non-Competition. Section 5(a) of the Unit Grant and Joinder Agreement between Holdings and Executive (the “Unit Grant Agreement”) is hereby amended by deleting such section in its entirety and replacing it with the following:

during the term of Executive’s employment by the Company Group and for twelve months thereafter (the “Non-Competition Period”), Executive will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or consult to, advise or be employed by or connected with (i) any Person that operates or has active plans to operate casual seafood restaurants including but not limited to Red Lobster, Bonefish Grill or Kona Grill, within the Territory or (ii) any Person that operates or has active plans to operate up to 100 restaurant units within the Territory in the next generation pub, ale house, brewhouse, tavern or bar and grill categories. As used herein, the “Territory” means any state or territory within the United States in which the Company Group has operations as of the date of termination of Executive’s employment.

(b)     Non-Solicitation. Section 5(b) of the Unit Grant Agreement is hereby amended by deleting the phrase “during the term of Executive’s employment by the Company Group and for two years thereafter” and replacing it with the following: “during the term of Executive’s employment by the Company Group and for one year thereafter.”

(c)     Survival of Post-Termination Obligations. Executive acknowledges, agrees and reaffirms that all provisions of the Unit Grant Agreement that by their terms survive the termination of Executive’s employment (collectively, the “Post-Termination Obligations”) shall continue in full force and effect in accordance with their respective terms, including Section 5(a) (Non-Competition) (as amended above), Section 5(b) (Non-Solicitation) (as amended above), Section 6 (Nondisclosure of Confidential Information), Section 7 (Ownership of Inventions Originated During Term of Agreement) and Section 8 (Non-Disparagement). Such provisions are incorporated herein by reference and made a part of this Agreement.

8.     Remedies for Breach. The Company’s obligation to pay, and Executive’s right to receive, any Separation Benefits is subject to and conditioned upon Executive’s compliance with the Post-Termination Obligations. In the event Executive breaches any of the Post-Termination Obligations, (a) the Company’s obligation to pay, and Executive’s right to receive, any unpaid Separation Benefits will automatically terminate and (b) Executive shall immediately repay to the Company 95% of any Separation Benefits previously paid to Executive (with the remaining 5% serving as consideration for the general release and covenant not to sue set forth in this Agreement), in each case without limiting Executive’s obligations under this Agreement or the Unit Grant Agreement or the Company Group’s other rights and remedies available at law or in equity. In addition, Executive acknowledges and agrees that a breach of any of the Post-Termination Obligations would cause irreparable harm to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available to the Company Group, each of the Company and Holdings shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

9.     Permitted Disclosures. Notwithstanding any other provision of this Agreement or the Unit Grant Agreement, Executive is not prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under federal or state law or regulation.

10.   Cooperation. To the fullest extent permitted by law, Executive agrees to cooperate with the Company Group and be reasonably available to confer with the Company Group with respect to continuing and/or future matters related to Executive’s employment period with the Company (including, without limitation, promptly responding to requests for information and appearing at the Company Group’s request to give truthful testimony without requiring service of a subpoena or other legal process).

11.   No Admission of Liability. The Company Group expressly denies that it has any liability to Executive, and this Agreement is not to be construed as an admission of any such liability. If this Agreement does not become effective, it shall be deemed negotiation for settlement purposes only and will not be admissible or usable for any purpose.

12.   Section 409A.

(a)     Compliance. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted, and construed accordingly. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payment to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(b)     Delay Period. Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (a) six (6) months and one day after such separation from service and (b) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)     Disclaimer. Notwithstanding the foregoing, the Company and Holdings make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or Holdings be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of any non-compliance with Section 409A.

13.   Miscellaneous.

(a)     Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement. No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by Executive and a duly authorized representative of each of the Company and Holdings.

(b)     Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

(c)     Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(d)     Assignment. Executive may not assign this Agreement or any part hereof, and any purported assignment by Executive shall be null and void. This Agreement shall be assignable by each of the Company and Holdings and inure to the benefit of their respective successors and assigns.

(e)     Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Delaware irrespective of its choice of law rules. Any action arising under or related to this Agreement, Executive’s employment with the Company Group, or the cessation of Executive’s employment with the Company Group shall be filed exclusively in the state or federal courts with jurisdiction over New Castle County, Delaware, and the parties hereby consent to the jurisdiction and venue of such courts.

(f)     Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

(g)     Waiver of Jury Trial. To the fullest extent permitted by law, EACH OF the PARTIES HERETO waiveS any right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement, Executive’s employment with the Company GROUP or the termination of Executive’s employment with the Company group.

(h)     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective as of the Effective Date.

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Paul Vigano
Paul Vigano

12/1/15
Date

JCS HOLDINGS, LLC

By:	/s/ Paul Vigano
Paul Vigano

12/1/15
Date

/s/ Raymond Blanchette III
Raymond Blanchette

11/30/15
Date